Exhibit 99.1

Hawker Beechcraft Logo

News Release

Press contact:	Investor Relations contact:
Andrew Broom	Jim Sanders
+1.316.676.8674	+1.316.676.3050
andrew_broom@hawkerbeechcraft.com www.hawkerbeechcraft.com

Hawker Beechcraft Acquisition Company, LLC Reports Third Quarter 2008 Results

WICHITA, Kan. (Nov. 4, 2008) – Hawker Beechcraft Acquisition Company, LLC (HBAC) reported lower sales and operating income during the three months ending Sept. 28, 2008, as compared to the same period in 2007 primarily resulting from a four-week strike in August by the International Association of Machinists (IAM).

Net sales for the three months ending Sept. 28, 2008, were $783.3 million, a decrease of $87.7 million compared to the third quarter of 2007. Aircraft deliveries were significantly impacted by the strike. During the quarter, the Company delivered 86 business and general aviation aircraft consisting of 34 jet, 33 turboprop and 19 piston aircraft, as compared to the 106 aircraft during the same period in 2007.

During the three months ending Sept. 28, 2008, the Company recorded operating income of $15.3 million, compared to an operating income of $62.1 million during the third quarter of 2007. The strike resulted in lower business and general aviation aircraft deliveries and reduced production in the Company’s trainer segment, impacting overall operating income. Also included in the third quarter 2008 results was a $25.3 million charge associated with increased costs to conform specific early-production Hawker 4000 units to the final type design and to establish standard production processes.

Operating cash flow consumed during the nine months ending Sept. 28, 2008, was $159.7 million. This is primarily due to an increase in material receipts to support an increase in production rates coupled with reduced aircraft deliveries during the period as a result of the strike.

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HBAC Q3 2008 Results – Page 2

Net bookings for the three months ending Sept. 28, 2008, totaled $1.2 billion, resulting in a record backlog of $7.9 billion at the end of the third quarter of 2008.

“This was a difficult quarter as the reduced aircraft deliveries impacted our financial results significantly,” said Jim Schuster, chairman and CEO of Hawker Beechcraft Corporation. “We are also closely monitoring global economic conditions to assess the impact on our industry. Going forward, we will be proactive in responding to the evolving economic realities while continuing to provide the industry’s best products, services and support.”

In response to the weakness in the global economy and overall economic outlook, HBC informed employees on Oct. 31, 2008 that reductions in workforce would be required as adjustments are made to aircraft production rates. The change in aircraft production reflects anticipation of reduced demand for new aircraft, spares and maintenance services. The financial impact resulting from the planned reductions is not anticipated to be significant.

Financial and other information for the three months ending Sept. 28, 2008, is available on the Company’s Web site at www.hawkerbeechcraft.com. An earnings call will be held on Tuesday, Nov. 11, 2008, at 9 a.m. CDT.

Earnings Conference Call:

HBAC’s earnings results conference call for the three months ending Sept. 28, 2008, will be held Tuesday, Nov. 11, 2008, at 9 a.m. CDT. To attend, register at https://cossprereg.btci.com/prereg/key.process?key=PUJRU46YP.

Once you register, you will be provided with dial-in numbers and pass codes needed to join the conference call. A recording of the earnings call will be posted to the Company’s Web site on the afternoon of Nov. 11, 2008, and will be available for 45 days.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special-mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with the largest

HBAC Q3 2008 Results – Page 3

number of factory-owned service centers and a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.

Hawker Beechcraft Acquisition Company, LLC

Earnings Presentation

For The Third Quarter 2008

Hawker Beechcraft Acquisition Company, LLC

Proforma Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)

Three and Nine Months Ended September 28, 2008 and September 30, 2007

	Three Months Ended		Nine Months Ended
	Sept 28, 2008	Sept 30, 2007	Sept 28, 2008	Sept 30, 2007
Income (Loss) Before Income Taxes	$(31.6)	$7.5	$(41.6)	$(62.6)

Interest Expense	48.0	54.4	142.5	119.3

Proforma operating income adjustments:
Environmental expense recorded (reduced) at sites retained by Raytheon Company	—	—	—	(0.8)
Expense recorded related to product liability coverage retained by Raytheon Company	—	—	—	3.8
Revenue recognized related to a receivables portfolio retained by Raytheon Company	—	—	—	(1.1)
Expense recorded related to aircraft leases retained by Raytheon Company	—	—	—	2.7
Reduction in pension expense due to additional funding at closing per the acquisition agreement and the impact of purchase accounting	—	—	—	6.2
Reduction in cost of sales related to Premier deliveries due to the application of purchase accounting	—	—	—	18.1
Depreciation and amortization, including as a result of purchase accounting	39.7	37.4	117.6	96.9

Proforma EBITDA	$56.1	$99.3	$218.5	$182.5

Adjustments to proforma EBITDA
Reduction in corporate expenses associated with separation from Raytheon Company	—	—	—	3.9
Transition expenses to establish services previously performed by Raytheon Company	—	1.6	0.5	5.8
Exclude income statement impact of inventory step-up resulting from purchase accounting	0.8	19.7	9.1	79.6
Exclude purchase accounting adjustment associated with contract booking rate changes to present the impact as a period event consistent with prior quarters	—	1.4	—	1.4
Exclude purchase accounting adjustment related to accretion of long term warranty liability	—	1.0	—	1.0
Exclude non-cash stock-based and deferred compensation	(0.8)	4.0	7.9	10.1

Proforma Adjusted EBITDA	$56.1	$127.0	$236.0	$284.3

Proforma Adjusted EBITDA is a non-GAAP financial measure that is useful in evaluating the ability of issuers of “high-yield” securities to meet their debt service obligations. It is not intended as a substitute for an evaluation of our results as reported under GAAP. We have presented Proforma Adjusted EBITDA as if the acquisition of the Raytheon Aircraft business had occurred at the beginning of the period presented. This information is for informational purposes only and does not purport to represent our financial condition had the acquisition occurred at the beginning of the period presented or to project the results for any future period.

Hawker Beechcraft Acquisition Company, LLC

Proforma Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)

Trailing Four Quarters For The Period Ended September 28, 2008

	Trailing 12 Months	September 28, 2008	June 29, 2008	March 30, 2008	December 31, 2007
Income (Loss) Before Income Taxes	$32.6	$(31.6)	$39.3	$(49.3)	$74.2

Interest Expense	190.4	48.0	$46.9	$47.6	$47.9

Proforma operating income adjustments:
Environmental expense recorded (reduced) at sites retained by Raytheon Company	—	—	—	—	—
Expense recorded related to product liability coverage retained by Raytheon Company	—	—	—	—	—
Revenue recognized related to a receivables portfolio retained by Raytheon Company	—	—	—	—	—
Expense recorded related to aircraft leases retained by Raytheon Company	—	—	—	—	—
Reduction in pension expense due to additional funding at closing per the acquisition agreement and the impact of purchase accounting	—	—	—	—	—
Reduction in cost of sales related to Premier deliveries due to the application of purchase accounting	—	—	—	—	—
Depreciation and amortization, including as a result of purchase accounting	158.1	39.7	39.4	38.7	40.3

Proforma EBITDA	$381.1	$56.1	$125.6	$37.0	$162.4

Adjustments to proforma EBITDA
Reduction in corporate expenses associated with separation from Raytheon Company	—	—	—	—	—
Transition expenses to establish services previously performed by Raytheon Company	5.7	—	—	0.5	5.2
Exclude income statement impact of inventory step-up resulting from purchase accounting	34.6	0.8	3.7	4.5	25.6
Exclude purchase accounting adjustment associated with contract booking rate changes to present the impact as a period event consistent with prior quarters	—	—	—	—	—
Exclude purchase accounting adjustment related to accretion of long term warranty liability	0.4	—	—	—	0.4
Exclude stock-based and deferred compensation	14.5	(0.8)	3.8	4.9	6.6

Proforma Adjusted EBITDA	$436.3	$56.1	$133.1	$46.9	$200.2

Proforma Adjusted EBITDA is a non-GAAP financial measure that is useful in evaluating the ability of issuers of “high-yield” securities to meet their debt service obligations. It is not intended as a substitute for an evaluation of our results as reported under GAAP. We have presented Proforma Adjusted EBITDA as if the acquisition of the Raytheon Aircraft business had occurred at the beginning of the period presented. This information is for informational purposes only and does not purport to represent our financial condition had the acquisition occurred at the beginning of the period presented or to project the results for any future period.

Hawker Beechcraft Acquisition Company, LLC

Aircraft Delivery Units

Three and Nine Months Ended September 28, 2008 and September 30, 2007

	Three Months Ended		Nine Months Ended
	Sept 28, 2008	Sept 30, 2007	Sept 28, 2008	Sept 30, 2007
Hawker 4000	2	—	3	—
Hawker 900XP	10	8	33	8
Hawker 800/850XP	6	10	11	30
Hawker 750	9	—	15	—
Hawker 400XP	5	12	19	27
Premier	2	5	23	32
King Airs	33	40	112	102
Pistons	19	31	71	81

Business & General Aviation Total	86	106	287	280
T-6	—	2	36	25

Total Deliveries	86	108	323	305